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                                     EXHIBIT 23


                CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


Board of Directors
Lithia Motors, Inc. and Subsidiaries

We consent to incorporation by reference in the registration statements (Nos. 333-45553 and 333-43593, 333-69167, 333-69169 and 333-69225) on Form S-8 of
Lithia Motors, Inc. of our report dated February 19, 1999, relating to the consolidated balance sheets of Lithia Motors, Inc. and Subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1998, which report appears in the December 31, 1998 annual report on Form 10-K of Lithia Motors, Inc.



                                        KPMG PEAT MARWICK LLP

Portland, Oregon,
March 30, 1999